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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 25, 2003

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VALENTIS, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	94-3156660 (I.R.S. Employer Identification Number)

863A MITTEN ROAD
BURLINGAME, CA 94010
(650) 697-1900
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

BENJAMIN F. MCGRAW, III
PRESIDENT AND CHIEF EXECUTIVE OFFICER
VALENTIS, INC.
863A MITTEN ROAD
BURLINGAME, CA 94010
(650) 697-1900
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
 PATRICK A. POHLEN, ESQ.
LATHAM & WATKINS LLP
135 COMMONWEALTH DRIVE
MENLO PARK, CA 94025
(650) 328-4600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box.  ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.001 per share, of the Company	3,211,599	$3.33	$10,694,624.67	$865.20

(1)
Includes (i) up to 3,211,599 shares of common stock issued upon the conversion of the outstanding shares of the Series A Convertible Redeemable preferred stock of the Company, par value $0.001 per share (the "Series A preferred stock"), on January 24, 2003 (including shares of common stock issued in lieu of accrued and unpaid dividends), as adjusted for the one-for-thirty reverse stock split of our common stock effected on January 24, 2003; and (ii) any additional shares of common stock which may become issuable with respect to the shares of common stock issued upon conversion of the Series A preferred stock or upon exercise of the common stock purchase warrants by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock. (A total of 4,325,959 shares of common stock were issued upon the conversion of the outstanding shares of the Series A preferred stock on January 24, 2003 (including shares of common stock issued in lieu of accrued and unpaid dividends). Only a portion of these shares are registered by this registration statement.)
(2)
Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act") and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of the Registrant's common stock on March 21, 2003, as quoted on the Nasdaq SmallCap Market. It is not known how many shares will be purchased under this registration statement or at what price shares will be purchased.

        Pursuant to Rule 429 under the Securities Act, the prospectus which constitutes a part of this registration statement relates to the resale of an additional 3,211,599 shares of common stock registered by this registration statement and also relates to the resale of 185,144 shares of common stock (as adjusted for the one-for-thirty reverse stock split of our common stock effected on January 24, 2003) registered on Registration Statement No. 333-54066 initially filed by the Registrant on January 19, 2001. This registration statement also constitutes Post-Effective Amendment No. 1 with respect to Registration Statement No. 333-54066.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling securityholders are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED MARCH 25, 2003

VALENTIS, INC.

3,396,743 SHARES OF COMMON STOCK

        This prospectus covers up to 3,396,743 shares of Valentis's common stock that may be offered for sale by the securityholders named in this prospectus and the person(s) to whom such securityholders may transfer their shares. The shares of common stock may be sold from time to time by the selling securityholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling securityholders and any broker-dealer who may participate in sales of the shares may use this prospectus. See "Plan of Distribution."

        We will not receive proceeds from the sale of the shares. We will bear substantially all expenses of registration of the shares. The selling securityholders will pay any underwriting fees, discounts or commissions and transfer taxes in connection with the sale of the shares.

        Our common stock is listed on the Nasdaq SmallCap Market under the symbol "VLTS." The closing sale price of our common stock, as reported on the Nasdaq SmallCap Market on March 21, 2003, was $3.15 per share.

        INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS," BEGINNING ON PAGE 3.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is            , 2003.

        This prospectus incorporates important business and financial information about Valentis, Inc. that is not included in or delivered with this prospectus. You may obtain a copy of this information, without charge, upon written or oral request at the following address and phone number: Corporate Secretary, Valentis, Inc., 863A Mitten Road, Burlingame, California 94010, (650) 697-1900. In order to obtain timely delivery, you must request this information no later than five business days before the date you must make your investment decision. Please see "Where You Can Find More Information." Our web site address is www.valentis.com. Information contained on our web site is not part of this prospectus.

SUMMARY

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, the selling securityholders may from time to time sell their shares of our common stock in one or more offerings. This prospectus provides you with a general description of the common stock being offered. You should read this prospectus, including any documents incorporated herein by reference, together with additional information described under the heading "Where You Can Find More Information."

        The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission's offices mentioned under the heading "Where You Can Find More Information."

Company Overview

        Valentis is converting biologic discoveries into innovative products. Valentis has three product platforms for the development of novel therapeutics: the gene medicine, GeneSwitch® and DNA vaccine platforms. The gene medicine platform includes a comprehensive array of proprietary nucleic acid delivery systems, including the broad cationic lipid portfolio, from which appropriate formulations and modalities may be selected and tailored to fit selected genes, indications and target tissues. The Del-1 gene medicine therapeutic is the lead product for the gene medicine platform of non-viral gene delivery technologies. Del-1 is an angiogenesis gene that is being developed for peripheral arterial disease and ischemic heart disease. The EpoSwitch™ therapeutic for anemia is the lead product for the GeneSwitch® platform and is being developed to allow control of erythropoietin protein production from an injected gene by an orally administered drug. Valentis has developed synthetic vaccine delivery systems based on several classes of polymers and has proprietary PINC™ polymer-based delivery technologies for intramuscular administration, which provide for higher and more consistent levels of antigen production.

        The merger of Megabios Corp. and GeneMedicine, Inc. in March 1999 formed Valentis Inc., a Delaware corporation. In August 1999, Valentis acquired U.K.-based PolyMASC Pharmaceuticals plc. Our executive offices are located at 863A Mitten Road, Burlingame, CA 94010, and our telephone number is (650) 697-1900.

Shares Offered

        We are registering for resale by the selling securityholders (i) up to 3,342,777 shares of common stock issued upon the conversion of the outstanding shares of the Series A preferred stock on January 24, 2003 (including shares of common stock issued in lieu of accrued and unpaid dividends); (ii) up to 20,084 shares of common stock previously issued in lieu of cash dividends on the Series A preferred stock; and (iii) up to 33,882 shares of common stock issuable upon the exercise of common stock purchase warrants of the Company held by the selling securityholders. In addition, we are also registering for resale any additional shares of common stock which may become issuable with respect to the shares of common stock issued upon conversion of the Series A preferred stock or upon exercise of the common stock purchase warrants by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock. (All common stock share numbers have been adjusted to reflect the one-for-thirty reverse stock split effected on January 24, 2003.)

RISK FACTORS

        An investment in our common stock involves risk. You should carefully consider the risk and uncertainties described below before making an investment decision. These risks and uncertainties are not the only ones that we face or that may adversely affect our business. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in the complete loss of your investment.

We have received a "going concern" opinion from our independent auditors and this may negatively impact our business and stock price.

        We have experienced operating losses since our inception through December 31, 2002, including a net loss of $9.8 million for the six months ended December 31, 2002, and our accumulated deficit was $202.0 million at December 31, 2002. The Company expects such losses to continue into the foreseeable future as it proceeds with the research, development and commercialization of its technologies. The Company's cash, cash equivalents and investments decreased from $12.1 million at September 30, 2002 to $8.3 million at December 31, 2002.

        As discussed in our Form 10-K filed with the Securities and Exchange Commission for the period ended June 30, 2002, as amended, we have received a report from our independent auditors covering the consolidated financial statements for the fiscal year ended June 30, 2002 that included an explanatory paragraph which stated that the financial statements have been prepared assuming Valentis will continue as a going concern. The explanatory paragraph stated the following conditions which raised substantial doubt about our ability to continue as a going concern: (i) we have incurred recurring operating losses since inception; (ii) we have declining cash and investment balances and net capital deficiency; and (iii) we have been notified that we have not complied with certain listing requirements of the Nasdaq National Market, and holders of our Series A preferred stock could have required us to redeem their shares for cash. As described more fully in the section labeled "Summary" above, all outstanding shares of Series A preferred stock automatically converted into shares of the Company's common stock on January 24, 2003, and the redemption rights formerly associated with the Series A preferred stock have been eliminated.

        We will need to raise additional funds to continue our operations. We will have insufficient working capital to fund our near term cash needs unless we are able to raise additional capital in the near future. We may not be able to obtain additional financing on acceptable terms, or at all. Any failure to obtain an adequate and timely amount of additional capital on commercially reasonable terms will have a material adverse effect on our business, financial condition and results of operations, including our viability as an enterprise. As a result of these concerns, we are pursuing strategic alternatives, which may include the sale or merger of our business, sale of certain assets or other actions.

There are no assurances that the Company can maintain its listing on the Nasdaq SmallCap Market.

        Effective with the open of business on January 31, 2003, the Company's common stock began trading on the Nasdaq SmallCap Market, pursuant to an exception. The exception requires the Company to, among other things, on or before May 15, 2003 and September 30, 2003, file with the SEC and Nasdaq the Form 10-Q for the quarter ended March 31, 2003 and the Form 10-K for the fiscal year ending June 30, 2003, respectively. Each of these filings must evidence the Company's continued compliance with the $2.5 million minimum stockholders' equity requirement and all other requirements for continued listing on the Nasdaq SmallCap Market. In addition to the foregoing, the Company must be able to demonstrate an ability to sustain compliance with all requirements for continued listing on the Nasdaq SmallCap Market.

        The Nasdaq Listing Qualifications Panel has notified the Company that in the event the Company fails to demonstrate compliance, as well as an ability to sustain compliance, with all requirements for continued listing on the Nasdaq SmallCap Market, including Nasdaq's corporate governance criteria, the Company's securities will be delisted from the Nasdaq Stock Market. If the Company's securities are delisted from the Nasdaq Stock Market, the trading of the Company's common stock is likely to be conducted on the OTC Bulletin Board. The delisting of our common stock from the Nasdaq Stock Market will result in decreased liquidity of our outstanding shares of common stock (and a resulting inability of our stockholders to sell our common stock or obtain accurate quotations as to their market value), and, consequently, would reduce the price at which our shares trade. The delisting of our common stock could also deter broker-dealers from making a market in or otherwise generating interest in our common stock and would adversely affect our ability to attract investors in our common stock. Furthermore, our ability to raise additional capital would be severely impaired. As a result of these factors, the value of the common stock would decline significantly, and our stockholders could lose some or all of their investment.

We must be able to continue to secure additional financing in order to continue our operations.

        We will have insufficient working capital to fund our near term cash needs unless we are able to raise additional capital in the near future. We may not be able to obtain additional financing on acceptable terms, or at all. Any failure to obtain an adequate and timely amount of additional capital on commercially reasonable terms will have a material adverse effect on our business, financial condition and results of operations, including our viability as an enterprise. As a result of these concerns, we are pursuing strategic alternatives, which may include the sale or merger of our business or sale of certain assets.

        We have financed our operations primarily through the sale of equity securities and through corporate collaborations. We raised $27.9 million in our initial public offering in September 1997, $18.8 million through a private placement of our common stock in April 2000, $29.6 million through the sale of Series A preferred stock and common stock purchase warrants in December 2000 and $12.6 million from a public offering of common stock in December 2001. Since September 1999, we have received $5.2 million from corporate collaborations, of which $4.4 million was from Roche Holdings and $800,000 from Boehringer Ingelheim. In addition, since September 1999, we have received $3.0 million from licensing our technologies to others. We have not generated significant royalty revenues from product sales, and we do not expect to do so for the foreseeable future, if ever.

        Our cash and investments at December 31, 2002 were $8.3 million. Based on the Company's current operating plan, we anticipate that our cash, cash equivalents and investments and projected interest income will enable us to maintain our current and planned operations at least through June 30, 2003, in the absence of additional financial resources. In order to maintain our current and planned operations beyond June 30, 2003, we will be seeking additional corporate transactions, such as corporate partnership agreements, licenses and/or asset sales, as well as additional funding through public or private equity or debt financing. We may not be able to enter into any such corporate transactions, however or, if entered into, the terms of any such agreements may not generate near-term revenues. Moreover, additional financing to meet our funding requirements may not be available on acceptable terms or at all.

        Actions we may take to conserve our cash resources include a reduction in our personnel, delaying, scaling back or eliminating some or all of our research or development programs or relinquishing greater or all rights to products at an earlier stage of development or on less favorable terms than we otherwise would. Any or all of these actions would materially adversely affect Valentis' business, financial condition and results of operations. If we raise additional funds by issuing equity securities, substantial dilution to existing stockholders may result.

        In addition, the development and marketing of our potential products will require substantial additional financial resources. Because we cannot expect internally generated cash flow to fund the development and marketing of our products, we must look to outside sources for funding. These sources could involve one or more of the following types of transactions, which we continue to actively seek:

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  technology partnerships;

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  technology sales;

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  technology licenses;

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  issuance of debt securities; or

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  sales of common or preferred stock.

Our future capital requirements will depend on many factors, including:

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  scientific progress in our research and development programs;

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  size and complexity of such programs;

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  scope and results of preclinical studies and clinical trials;

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  ability to establish and maintain corporate collaborations;

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  time and costs involved in obtaining regulatory approvals;

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  time and costs involved in filing, prosecuting and enforcing patent claims;

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  competing technological and market developments; and

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  the cost of manufacturing material for preclinical, clinical and commercial purposes.

The future success of our business depends on our ability to attract and retain corporate partners to develop and market our gene therapy or other products.

        Our business strategy is to attract business partners to fund or conduct research and development, clinical trials, manufacturing, marketing and sales of our gene therapy or other products. This strategy makes us highly dependent upon corporate collaborations as a source of funding for our research and development and clinical trials. We currently have no corporate partners for our GeneSwitch® or del-1 products, and are seeking partners to develop and market them. We face intense competition from many other companies for corporate collaborations, as well as for establishing relationships with academic and research institutions and for obtaining licenses to proprietary technology. If we are unable to attract and retain corporate partners to develop and market our products, or if our corporate partnerships are not successful, our business will fail.

We have a history of losses and may never be profitable.

        We have engaged in research and development activities since our inception. We have generated only small amounts of revenue and have experienced significant operating losses since we began business. For the quarter ended December 31, 2002, we recorded total revenues of approximately $1.3 million and a net loss of approximately $5.1 million. As of December 31, 2002, we had an accumulated deficit totaling approximately $202.0 million. The development of our products will require significant additional research and development activities. These activities, together with general and administrative expenses, are expected to result in operating losses for the foreseeable future.

If the market price of our common stock continues to be highly volatile, the value of your investment in the common stock could decline.

        Within the last 12 months, our common stock has traded between a high of $95.1 and a low of $3.15 (as adjusted for the one-for-thirty reverse stock split of our common stock effected on January 24, 2003). The market price of the shares of common stock of the Company has been and may continue to be highly volatile, particularly in light of the Company's recent one-for-thirty reverse stock split of our common stock, which has significantly reduced the number, and liquidity, of the freely tradable shares of our common stock.

        The market price of our common stock may fluctuate significantly in response to many factors, most of which are beyond our control, including the following:

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  results of our clinical trials and preclinical studies, or those of our corporate partners or competitors;

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  our operating results including results below the expectations of public market analysts and investors;

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  developments in our relationships with corporate partners;

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  developments affecting our corporate partners;

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  negative regulatory action or regulatory approval with respect to our announcement or our competitors' announcement of new products;

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  developments related to our patents or other proprietary rights or those of our competitors;

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  changes in the position of securities analysts with respect to our stock;

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  fluctuations in the trading volume of our stock;

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  acquisition or merger of the Company by or with another company;

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  changes in our eligibility for continued listing of our common stock on the Nasdaq Stock Market; and

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  market conditions for biopharmaceutical or biotechnology stock in general.

        The stock market has, from time to time, experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging biotechnology and biopharmaceutical companies and which have often been unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of our common stock. In addition, sales of substantial amounts of our common stock in the public market could lower the market price of our common stock.

The sale and issuance of the Series A preferred stock impacts earnings available to common stockholders.

        Under accounting rules, approximately $7.1 million of the proceeds from our sale of Series A preferred stock was allocated to the common stock purchase warrants, the beneficial conversion feature and issuance costs and are reflected as additional paid-in capital. This $7.1 million were being accreted to the preferred stock amount and recorded as deemed dividends over the term of the initial 3.5-year redemption period. This accretion, along with the preferred stock dividend, increases the net loss (reduces the net income) available to common stockholders.

        Upon conversion of the outstanding shares of Series A preferred stock to common stock on January 24, 2003, the remaining $3.7 million of unaccreted deemed dividend representing the balance of amounts attributed to common stock purchase warrants, beneficial conversion feature and issuance costs related to the Series A preferred stock were accreted and recorded as a deemed dividend. This deemed dividend will be included in the calculation of net loss applicable to common stockholders in the financial statements for the period ending March 31, 2003. Additionally, as a result of the simultaneous conversion of the Series A preferred stock to common stock and the reduction in the Series A preferred stock conversion price, the excess of the fair value of the common stock issued to the Series A preferred stock holders over the fair value of the common stock issuable pursuant to the original conversion terms was approximately $22.3 million. This amount also will be included in the calculation of net loss applicable to common stockholders in the financial statements for the period ending March 31, 2003.

Concentration of ownership among our existing principal stockholders, executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

        Our existing principal stockholders, executive officers, directors and their affiliates beneficially own or control in excess of 70% of the outstanding shares of common stock, with over 50% of the outstanding shares held by two such persons, Perseus-Soros BioPharmaceutical Fund, L.P. and Diaz & Altschul Capital Management, LLC. As a result, such persons may have the ability to effectively control the Company and direct its affairs and business. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of the Company.

Development and commercial introduction of our gene therapy and other products will require several years of research and development and clinical trials and must satisfy applicable government regulations.

        All of our potential products currently are in research, preclinical development or the early stages of clinical testing, and commercialization of those products will not occur for at least the next several years, if at all. Moreover, some of our potential products are in the early stages of research and development, and we may abandon further development efforts on these potential products before they reach clinical trials. Gene therapeutics is a new field and may not lead to commercially viable pharmaceutical products.

        Prior to commercialization, a potential drug or biological product must undergo rigorous clinical trials that meet the requirements of the Food and Drug Administration, or FDA, in order to demonstrate safety and efficacy in humans. We have limited experience in conducting clinical trials, and we may encounter problems that cause us, or the FDA, to delay, suspend or terminate these studies and trials. Problems we may encounter include the unavailability of preferred sites for conducting the trials, an insufficient number of test subjects and other factors which may delay the advancement of our clinical trials, lead to increased costs or result in the termination of the clinical trials altogether. Furthermore, the FDA may suspend clinical trials at any time if it believes the subjects participating in the trials are being exposed to unacceptable health risks or if it finds deficiencies in the clinical trial process or the conduct of the investigation. While many of these risks are common to biotechnology companies in general, in light of the issues raised in 2000 when the FDA stopped a gene therapy clinical trial due to the death of a patient, we may face greater risks in this area than other biotechnology companies because of our focus on gene-based therapeutics.

        Even if we successfully complete the required preclinical testing and clinical trials, we may not be able to obtain the regulatory approvals necessary to market our gene therapy and other products in the United States or abroad. The approval procedures for marketing outside the United States vary among countries and can involve additional testing. We and other gene therapy companies have limited experience with the regulatory process, which for our industry tends to be costly, time-consuming and subject to unpredictable delays. Accordingly, we cannot predict with any certainty how long it will take or how much it will cost to obtain regulatory approvals for manufacturing and marketing our gene therapy and other products or whether we will be able to obtain those regulatory approvals at all.

We must rely on our partners to demonstrate large-scale manufacturing capabilities in order to be successful.

        Our limited manufacturing experience makes our ability to successfully introduce our potential products more difficult than it would be otherwise. Although we entered into the pAlliance™, a strategic collaboration with DSM Biologics ("DSM") and Qiagen N.V., for manufacturing and supplying plasmid DNA to the gene therapy industry, neither DSM nor any third party has successfully manufactured plasmid DNA on a sustained large-scale commercial basis. Either our current contract manufacturing organization ("CMO"), Cangene Corporation ("Cangene"), another CMO or a future corporate partner will have full responsibility for manufacturing material for commercial sale. We will depend on Cangene and/or our corporate partners for commercial-scale manufacturing of our products. Cangene and/or our corporate partners may be unable to develop adequate manufacturing capabilities for commercial-scale quantities of gene products. If Cangene or third parties are unable to establish and maintain large scale manufacturing capabilities, we will be unable to introduce sufficient products to sustain our business.

Problems in our partners' manufacturing facilities may delay clinical trials or regulatory approval for del-1 or future products.

        Drug-manufacturing facilities regulated by the FDA must comply with the FDA's Good Manufacturing Practice regulations. Such facilities are subject to periodic inspection by the FDA and state authorities. Manufacturers of biologics also must comply with the FDA's general biological product standards and also may be subject to state regulation. We may be unable to ensure that our contract manufacturers attain or maintain compliance with current or future Good Manufacturing Practice requirements. As we have experienced, the failure of our contract manufacturer to comply with Good Manufacturing Practice requirements could cause significant delay of important clinical trials. For example, in August 2001, we discovered manufacturing issues at our contract manufacturer that resulted in a delay in our del-1 peripheral arterial disease (PAD) clinical trial. When we discovered the issues, we postponed enrollment in the clinical trial until we could fully assess their impact. We also informed the FDA of the issues. On September 19, 2001, the FDA placed a clinical hold on our del-1 PAD clinical trial. On February 12, 2002, the FDA allowed us to proceed with our PAD safety trial using newly manufactured material. Since that time, we have continued to manufacture new material at another manufacturing site.

        If we were to discover other problems, the FDA could suspend or further delay our clinical trials or place restrictions on our ability to conduct clinical trials, including the mandatory withdrawal of the product from the clinical trials. This, or an unexpected increase in the cost of compliance, could hinder our ability to develop products for commercialization.

If the success of our potential products in animal models is not replicated in our human trials, the development of our gene therapy or other products will be negatively impacted.

        Although a number of our potential products, including del-1, have shown successful results in early stage animal models, these results may not be replicated in our human trials for those products. In addition, human results could be different from our expectations following our preclinical studies with large animals. If results in our human trials for a particular product are not consistent with the results in the animal models, then we may have to return the product to preclinical development or abandon development of the potential product.

The results of our early clinical trials are based on a small number of patients over a short period of time, and our success may not be indicative of results in a large number of patients or long-term efficacy.

        The results in early phases of clinical testing are based upon limited numbers of patients and a limited follow-up period. Typically, our Phase I clinical trials for indications of safety enroll less than 50 patients. Our Phase II clinical trials for efficacy typically enroll less than 100 patients. Actual results with more data points may not confirm favorable results from earlier stage trials. In addition, we do not yet know if early results will have a lasting effect. If a larger population of patients does not experience positive results, or if these results do not have a lasting effect, our products may not receive approval from the FDA. Moreover, any report of clinical trial results that are below the expectations of financial analysts or investors would most likely cause our stock price to drop dramatically.

Adverse events in the field of gene therapy may negatively impact regulatory approval or public perception of our potential products.

        The death in 2000 of a patient undergoing a physician-sponsored, viral-based gene therapy trial has been widely publicized. Following this death and publicity surrounding the field of gene therapy, the FDA appears to have become more conservative regarding the conduct of gene therapy clinical trials.

        This approach by the FDA can lead to delays in the timelines for regulatory review, as well as potential delays in the conduct of our gene therapy clinical trials. In addition, the negative publicity around the field of gene therapy appears to have affected patients' willingness to participate in gene therapy clinical trials. If fewer patients are willing to participate in our clinical trials, the timelines for recruiting patients and conducting the trials will be delayed. The commercial success of our potential products will depend in part on public acceptance of the use of gene therapy for the prevention or treatment of human diseases. Negative public reaction to gene therapy in general could result in stricter labeling requirements of gene therapy products, including any of our products, and could cause a decrease in the demand for products we may develop.

Intense competition in the biopharmaceuticals market may adversely impact our business.

        The pharmaceutical and biotechnology industries are highly competitive. We are aware of several pharmaceutical and biotechnology companies that are pursuing gene therapeutics or are incorporating PEG technologies into new pharmaceuticals. For example, we are aware that Vical Inc., Targeted Genetics Corp., GenVec, Inc., Cell Genesys, Inc., Avigen, Inc. and GenStar Therapeutics Corp. are also engaged in developing gene therapies, and Enzon Inc. and Inhale Therapeutics Systems, Inc. are developing PEG technologies. Many of these companies are addressing diseases that have been targeted by us directly or through our corporate partners, and many of them may have more experience in these areas.

        We also face competition from biotechnology and pharmaceutical companies using more traditional approaches to treating human diseases. For example, Amgen, Inc. and Ortho Biotech, Inc. currently market erythropoietin for the treatment of anemia, a condition for which we are developing our EpoSwitch™ product. Our competitors may develop safer, more effective or less costly biologic delivery systems, gene therapeutics or chemical-based therapies. In addition, competitors may achieve superior patent protection or obtain regulatory approval or product commercialization earlier than we do.

        Many of our competitors have substantially more experience and financial and infrastructure resources than we do in the following areas:

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  research;

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  development, including clinical trials;

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  obtaining FDA and other regulatory approvals; and

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  manufacturing, marketing and distribution.

        Gene therapy and PEGylation of biologics are new and rapidly evolving fields and are expected to continue to undergo significant and rapid technological change. Rapid technological development by our competitors could result in our actual and proposed technologies, products or processes losing market share or becoming obsolete.

We face intense competition and other obstacles in recruiting the limited number of qualified personnel for key management, scientific and technical positions.

        Our success depends on our ability to attract and retain management, scientific and technical staff to develop our potential products and formulate our research and development strategy. The San Francisco Bay Area, where our corporate headquarters and clinical development center is located, is home to a large number of biotechnology and pharmaceutical companies, and there is a limited number of qualified individuals to fill key scientific and technical positions. Our recruiting efforts are further hampered by the high cost of living in the Bay Area and the competing opportunities in academia that may attract individuals with advanced scientific degrees.

        Although we have programs in place to retain personnel, including programs to create a positive work environment and competitive compensation packages, competition for key scientific and technical employees in our field is intense, and it may be difficult for us to retain our existing personnel or attract additional qualified employees. Additionally, after the corporate reorganization announced in January 2002 that resulted in the termination of 47 positions and the subsequent corporate reorganization announced in October 2002 that resulted in the termination of 34 positions as of December 31, 2002, it may be more difficult to recruit personnel in the future. If we do not attract and retain qualified personnel, our research and development programs could be delayed, and we could experience difficulties in generating sufficient revenue to maintain our business.

If we are unable to obtain rights to proprietary genes, proteins or other technologies, we will be unable to operate our business.

        Our gene medicine products involve multiple component technologies, many of which may be patented by others. For example, our products use gene sequences, some of which have been, or may be, patented by others. As a result, we may be required to obtain licenses to those gene sequences, proteins or other technologies. We may not be able to obtain a license to those technologies on reasonable terms, if at all. As a consequence, we might be prohibited from developing potential products or we might have to make cumulative royalty payments to several companies. These cumulative royalties would reduce amounts paid to us or could make our products too expensive to develop or market.

An inability to protect our patents and proprietary rights may adversely impact our business.

        We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively. Our success will depend to a significant degree on our ability to:

  •
  obtain patents and patent licenses;

  •
  preserve trade secrets; and

  •
  operate without infringing on the proprietary rights of others.

        We own or have licenses to patents on a number of genes, processes, practices and techniques critical to our existing and potential gene therapy or other products. Patent positions in the field of biotechnology are highly uncertain and involve complex legal, scientific and factual questions. Our patent applications may not result in issued patents. Even if we secure a patent, the patent may not afford adequate protection against our competitors. If we fail to obtain and maintain patent protection for our technologies, our competitors may market competing products that threaten our market position. In addition, the failure of our licensors to obtain and maintain patent protection for technology they license to us could similarly harm our business.

        On April 6, 2001, Valentis' wholly owned subsidiary, PolyMASC Pharmaceuticals plc (PolyMASC), filed a lawsuit against ALZA Corporation (subsequently acquired by Johnson & Johnson Inc.) for patent infringement based on ALZA's manufacture and sale of its liposomal products, Doxil® and Caelyx®. The lawsuit was filed in the U.S. District Court in Delaware and alleges infringement of U.S. Patent Number 6,132,763, titled "Liposomes." The patent, issued October 17, 2000, is directed towards PEGylated liposomes (liposomes having PEG chains attached). Doxil® and Caelyx® are PEGylated liposomes encapsulating the drug doxorubicin. PolyMASC is seeking monetary damages and enhanced damages should the court find that ALZA's infringement was willful. The District Court issued a ruling in December 2002, in which the court decided the meaning of certain terms used in the patent claims at issue in the litigation. In the ruling, the district court adopted the claim interpretation proposed by ALZA. As a result, the Court entered judgment of non-infringement in favor of ALZA. The Company is appealing that decision to the Federal Circuit Court of Appeals. The Company intends to seek immediate disposition of the case at the District Court level in order to bring the claim construction issues up for review by the Federal Circuit Court of Appeals. If the claim construction issues are resolved in ALZA's favor, our ability to enforce the patent will be substantially harmed.

        On April 24, 2002, Valentis announced that PolyMASC had initiated infringement proceedings in Dusseldorf, Germany, against SP Labo N.V., SP Europe and Essex Pharma GmbH, all members of the Schering-Plough Group. The suit alleges infringement of European Patent Nos. EP572,049B1 and EP445,131B1, based on the sales of Caelyx®. Both patents are European counterparts to U.S. Patent Number 6,132,763 described above. PolyMASC is seeking monetary damages.

        The Company announced in January 2003 that the Japanese Patent Office has dismissed ALZA's demand for invalidation, brought by ALZA on August 20, 2001 relating to claim five of Japanese Patent No. 2948246, which is the Japanese counterpart to the U.S. and European patents described above. ALZA was seeking to overturn the previous finding of the Opposition Division of the Japanese Patent Office in favor of PolyMASC's patent.

        In any event, these and other intellectual property disputes could be costly, could divert management's attention and resources away from our operations, and could subject us to significant liability for damages or invalidation of our patent rights. As the biotechnology industry expands, the risks increase that other companies may challenge our proprietary rights or claim that our processes and potential products infringe on their patents. If we infringe on another company's patented processes or technology, we may have to obtain a license in order to continue manufacturing or marketing the affected product or using the affected process or have to pay damages. We may be unable to obtain a license on acceptable terms or at all.

        We also rely on unpatented trade secret technologies. Because these technologies do not benefit from the protection of patents, we may be unable to meaningfully protect these trade secret technologies from unauthorized use or misappropriation by a third party.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

        Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of our company, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of common stock offered by the selling securityholders.

SELLING SECURITYHOLDERS

        The shares of common stock being offered by the selling securityholders (i) were issued upon conversion of the outstanding shares of Series A preferred stock into shares of common stock on January 24, 2003, (ii) were issued in lieu of cash dividends on the Series A preferred stock, or (iii) are issuable upon exercise of common stock purchase warrants. We are registering these shares of our common stock for resale by the selling securityholders identified below. The shares are being registered to permit public secondary trading of the shares, and the selling securityholders may offer the shares for resale from time to time. See "Plan of Distribution." In accordance with registration rights granted to the selling securityholders, we have filed with the Securities and Exchange Commission, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resales of the shares from time to time on the Nasdaq SmallCap Market, in privately-negotiated transactions, or otherwise, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep such registration statement effective until the shares are no longer required to be registered for the sale thereof by the selling securityholders. The following table sets forth:

  •
  the name of the selling securityholders;
  •
  the number of shares of our common stock issued to the selling securityholders upon conversion of the outstanding shares of Series A preferred stock on January 24, 2003 (including shares of common stock issued in lieu of accrued and unpaid dividends); the number of shares of common stock previously issued to the selling securityholders in lieu of cash dividends on the Series A preferred stock; the number of shares issuable upon exercise of the common stock purchase warrants and other shares of common stock beneficially owned as of March 10, 2003;
  •
  the number of shares of our common stock that may be offered for resale for the account of each of the selling securityholders pursuant to this prospectus; and
  •
  the number of shares of our common stock to be held by the selling securityholders after the sale of all of the shares by the selling securityholders (none of whom will own 1% or more of our common stock after such sale, based on an aggregate of 5,555,708 shares of common stock issued and outstanding as of March 10, 2003).

        This information is based upon information provided by each respective selling securityholder, Schedules 13G and other public documents filed with the Securities and Exchange Commission and assumes the sale of all of the resale shares by the selling securityholders. The term "selling securityholders" includes the securityholders listed below and their transferees, pledgees, donees or other successors.

Selling securityholders	Shares Owned Prior to Offering(1)	Number of Shares Being Offered(1)		Shares Owned After Offering(1)
Banca Del Gottardo	103,188	71,245	(2)	31,943
Delta Opportunity Fund (Institutional), LLC	527,210	527,210	(3)	0
Delta Opportunity Fund, Ltd.	897,681	897,681	(4)	0
Diaz & Altschul Capital Management, LLC	1,428,391	1,428,391	(5)	0
Gallahad Private Equity Fund, LLC	835	835	(6)	0
Leonardo Capital Fund	213,734	213,734	(7)	0
OTATO Limited Partnership	213,734	213,734	(8)	0
Perseus-Soros BioPharmaceutical Fund, LP	1,424,890	1,424,890	(9)	0
Pharma w/Health	42,747	42,747	(10)	0
Wells Fargo Securities, LLC	1,167	1,167	(11)	0

(1)
Share numbers reflect the one-for-thirty reverse stock split of our common stock effected on January 24, 2003.

(2)
Includes 70,226 shares of common stock issued upon the conversion of 500 shares of Series A preferred stock held by such selling securityholder on January 24, 2003 (including shares of common stock issued in lieu of accrued and unpaid dividends), approximately 422 shares of common stock previously issued in lieu of cash dividends on the Series A preferred stock, and approximately 597 shares of common stock issuable upon the exercise of immediately exercisable common stock purchase warrants.

(3)
Includes 519,676 shares of common stock issued upon the conversion of 3,700 shares of Series A preferred stock held by such selling securityholder on January 24, 2003 (including shares of common stock issued in lieu of accrued and unpaid dividends), approximately 3,122 shares of common stock previously issued in lieu of cash dividends on the Series A preferred stock, and approximately 4,412 shares of common stock issuable upon the exercise of immediately exercisable common stock purchase warrants.

(4)
Includes 884,853 shares of common stock issued upon the conversion of 6,300 shares of Series A preferred stock held by such selling securityholder on January 24, 2003 (including shares of common stock issued in lieu of accrued and unpaid dividends), approximately 5,316 shares of common stock previously issued in lieu of cash dividends on the Series A preferred stock, and approximately 7,512 shares of common stock issuable upon the exercise of immediately exercisable common stock purchase warrants.

(5)
Includes 527,210 and 897,681 shares held by Delta Opportunity Fund (Institutional), LLC ("Delta Institutional") and Delta Opportunity Fund, Ltd. ("Delta"), respectively, as described in notes (3) and (4) above, and approximately 3,500 shares of common stock issuable upon the exercise of an immediately exercisable common stock purchase warrant held by Diaz & Altschul Capital Management, LLC. Diaz & Altschul Advisors, LLC, an affiliate of Diaz & Altschul Capital Management, LLC, provides portfolio management services to Delta and Delta Institutional and therefore may be deemed the beneficial owner of the shares held by Delta and Delta Institutional. Diaz & Altschul Capital Management, LLC was a placement agent in connection with the private placement of the Series A preferred stock and the common stock purchase warrants. In compensation for its services, Diaz & Altschul Capital Management, LLC received a cash payment equal to $745,000 and an immediately exercisable common stock purchase warrant exercisable for approximately 3,500 shares of common stock. Reinaldo M. Diaz, one of our directors, is a managing member of Diaz & Altschul Capital Management, LLC. Mr. Diaz disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. Patrick Enright, another of our directors, was a managing member of Diaz & Altschul Capital Management, LLC, through January 1, 2002. Mr. Enright disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(6)
Includes approximately 835 shares of common stock issuable upon the exercise of immediately exercisable common stock purchase warrants.

(7)
Includes 210,679 shares of common stock issued upon the conversion of 1,500 shares of Series A preferred stock held by such selling securityholder on January 24, 2003 (including shares of common stock issued in lieu of accrued and unpaid dividends), approximately 1,266 shares of common stock previously issued in lieu of cash dividends on the Series A preferred stock, and approximately 1,789 shares of common stock issuable upon the exercise of immediately exercisable common stock purchase warrants.

(8)
Includes 210,679 shares of common stock issued upon the conversion of 1,500 shares of Series A preferred stock held by such selling securityholder on January 24, 2003 (including shares of common stock issued in lieu of accrued and unpaid dividends), approximately 1,266 shares of common stock previously issued in lieu of cash dividends on the Series A preferred stock, and approximately 1,789 shares of common stock issuable upon the exercise of immediately exercisable common stock purchase warrants.

(9)
Includes 1,404,529 shares of common stock issued upon the conversion of 10,000 shares of Series A preferred stock held by such selling securityholder on January 24, 2003 (including shares of common stock issued in lieu of accrued and unpaid dividends), approximately 8,438 shares of common stock previously issued in lieu of cash dividends on the Series A preferred stock, and approximately 11,923 shares of common stock issuable upon the exercise of immediately exercisable common stock purchase warrants. Dennis J. Purcell, one of our directors, is a senior managing partner of the Perseus-Soros BioPharmaceutical Fund, LP. Mr. Purcell disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(10)
Includes 42,135 shares of common stock issued upon the conversion of 300 shares of Series A preferred stock held by such selling securityholder on January 24, 2003 (including shares of common stock issued in lieu of accrued and unpaid dividends), approximately 254 shares of common stock previously issued in lieu of cash dividends on the Series A preferred stock, and approximately 358 shares of common stock issuable upon the exercise of immediately exercisable common stock purchase warrants.

(11)
Wells Fargo Van Kasper, predecessor in interest to Wells Fargo Securities, LLC, was a financial advisor in connection with the private placement of the Series A preferred stock and the common stock purchase warrants. In compensation for its services, Wells Fargo Van Kasper received a cash fee equal to $945,000 and an immediately exercisable common stock purchase warrant exercisable for approximately 1,167 shares of common stock.

PLAN OF DISTRIBUTION

        The shares of common stock may be sold from time to time by the selling securityholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling securityholders may offer their shares of common stock in one or more of the following transactions:

  •
  on any national securities exchange or quotation service at which the common stock may be listed or quoted at the time of sale, including the Nasdaq SmallCap Market;

  •
  in the over-the-counter market;

  •
  in private transactions;

  •
  through options; and

  •
  by pledge to secure debts and other obligations, or a combination of any of the above transactions.

        When we use the term "selling securityholder" in this prospectus, it includes donees, pledgees and other transferees who are selling shares received after the date of this prospectus from a selling securityholder whose name appears in "Selling Securityholders." If we are notified by a selling stockholder that a donee, pledgee or other transferee intends to sell more than 500 shares, we will file a prospectus supplement if required by law. In addition, if required, we will distribute a supplement to this prospectus to describe any material changes in the terms of the offering.

        The shares of common stock described in this prospectus may be sold from time to time directly by the selling securityholders. Alternatively, the selling securityholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling securityholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and will be subject to the prospectus delivery requirements of the Securities Act. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

        Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under rule 144 rather than under the terms of this prospectus. The selling securityholders may not sell all of the shares. The selling securityholders may transfer, will or gift such shares by other means not described in this prospectus.

        To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

        Under the applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the common stock may not bid for or purchase shares of common stock during a period which commences one business day (5 business days, if Valentis's public float is less that $25 million or the average daily trading volume of its stock is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each selling securityholder will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Valentis's common stock by such selling securityholder or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

        Valentis agreed to register the shares under the Securities Act and to indemnify and hold the selling securityholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the selling securityholders of the shares. Valentis has agreed to pay all reasonable fees and expenses incident to the filing of this registration statement. The selling securityholder will pay all brokerage commissions and similar selling expenses, if any, attributable to its sale of shares.

        Any dealer or broker participating in any distribution of the common stock may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through this dealer or broker.

LEGAL MATTERS

        The validity of the shares offered hereby will be passed upon for Valentis by Latham & Watkins LLP, Menlo Park, California. Alan C. Mendelson, one of our directors, is a partner of Latham & Watkins LLP. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2002, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at "http://www.sec.gov."

        This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits with the registration statement that are not included in this prospectus, and you should refer to the applicable exhibit for a compete description of any statement referring to any contract or other document. A copy of the registration statement, including the exhibits thereto, may be inspected without charge at the Public Reference Room of the SEC described above, and copies of such material may be obtained from such office upon payment of the fees prescribed by the SEC.

        The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below which have been filed with the SEC under Section 13(a), 13(c), 14 and/or 15(d) of the Securities Exchange Act of 1934:

  •
  Annual Report on Form 10-K for the year ended June 30, 2002, as amended;

  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

  •
  Quarterly Report on Form 10-Q for the quarter ended December 31, 2002;

  •
  Proxy Statement for the annual meeting of stockholders held on January 23, 2003;

  •
  Current Report on Form 8-K filed August 28, 2002;

  •
  Current Report on Form 8-K filed October 1, 2002;

  •
  Current Report on Form 8-K filed October 10, 2002;

  •
  Current Report on Form 8-K filed January 27, 2003;

  •
  Current Report on Form 8-K filed January 31, 2003;

  •
  Current Report on Form 8-K filed February 3, 2003;

  •
  Current Report on Form 8-K filed February 14, 2003;

  •
  Registration statement on Form 8-A, as amended, which includes a description of our common stock; and

  •
  All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the selling securityholders stop offering the securities under this prospectus.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Valentis, Inc.
863A Mitten Road
Burlingame, CA 94010
(650) 697-1900

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any applicable supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus. Neither this prospectus nor any applicable supplement to this prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the registered common stock to which it relates, nor does this prospectus or any supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate on any date subsequent to the date set forth on the front of this prospectus or any supplement to this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any applicable supplement to this prospectus is delivered or securities issued on a later date.

3,396,743 SHARES

COMMON STOCK

VALENTIS, INC.

PROSPECTUS

                        , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses relating to the registration of the common stock will be borne by Valentis. Those expenses and the expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table. All amounts are estimates except the SEC registration fee.

SEC Registration Fee	$865.28
Nasdaq SmallCap Market Listing Fee	$52,000.00
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$10,000.00
Transfer agent fees	$3,000.00
Printing and engraving	$3,000.00
Miscellaneous	$2,000.00

Total	$95,865.28

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

        The Registrant has entered into indemnity agreements with certain of its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

        At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

        The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS.

(a)
Exhibits.

Exhibit No.		Description
4.1	(1)	Form of Common Stock Purchase Warrant, Class A.
4.2	(1)	Form of Common Stock Purchase Warrant, Class B.
5.1		Opinion of Latham & Watkins LLP.
10.1	(1)	Form of Subscription Agreement between the Registrant and each of the selling securityholders, dated as of November 20, 2000.
10.2	(2)
		Form of Amendment, Consent and Waiver Regarding the Subscription Agreement and Certificate of Designations for the Series A Preferred Stock of Valentis, Inc. among the Registrant and the holders of the Series A preferred stock, dated as of November 11, 2002.
23.1		Consent of Ernst & Young LLP, Independent Auditors.
23.2		Consent of Latham & Watkins LLP (included in its opinion filed as Exhibit 5.1).
24.1		Power of Attorney (included on signature page).

(1)
Incorporated by reference to the Registrant's Registration Statement on Form S-3 (SEC File No. 333-54066), filed with the Securities and Exchange Commission on January 19, 2001.

(2)
Incorporated by reference to the Registrant's Preliminary Proxy Statement on Form PRE 14A (SEC File No. 000-22987), filed with the Securities and Exchange Commission on November 12, 2002.

ITEM 17. UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        (1)  To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement;

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlingame, State of California, on March 25, 2003.

VALENTIS, INC.
By:	/s/ BENJAMIN F. MCGRAW, III Benjamin F. McGraw, III Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin F. McGraw, III, and Joseph A. Markey, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ BENJAMIN F. MCGRAW, III Benjamin F. McGraw, III	Chairman, Chief Executive Officer and President (Principal Executive Officer)	March 25, 2003
/s/ JOSEPH A. MARKEY Joseph A. Markey	Senior Director of Finance and Controller (Principal Financial and Accounting Officer)	March 25, 2003
/s/ REINALDO M. DIAZ Reinaldo M. Diaz	Director	March 25, 2003
/s/ PATRICK G. ENRIGHT Patrick G. Enright	Director	March 25, 2003
/s/ MARK MCDADE Mark McDade	Director	March 25, 2003
/s/ ALAN C. MENDELSON Alan C. Mendelson	Director	March 25, 2003
/s/ DENNIS J. PURCELL Dennis J. Purcell	Director	March 25, 2003

EXHIBIT INDEX

Exhibit No.		Description
4.1	(1)	Form of Common Stock Purchase Warrant, Class A.
4.2	(1)	Form of Common Stock Purchase Warrant, Class B.
5.1		Opinion of Latham & Watkins LLP.
10.1	(1)	Form of Subscription Agreement between the Registrant and each of the selling securityholders, dated as of November 20, 2000.
10.2	(2)
		Form of Amendment, Consent and Waiver Regarding the Subscription Agreement and Certificate of Designations for the Series A Preferred Stock of Valentis, Inc. among the Registrant and the holders of the Series A preferred stock, dated as of November 11, 2002.
23.1		Consent of Ernst & Young LLP, Independent Auditors.
23.2		Consent of Latham & Watkins LLP (included in its opinion filed as Exhibit 5.1).
24.1		Power of Attorney (included on signature page).

(1)
Incorporated by reference to the Registrant's Registration Statement on Form S-3 (SEC File No. 333-54066), filed with the Securities and Exchange Commission on January 19, 2001.

(2)
Incorporated by reference to the Registrant's Preliminary Proxy Statement on Form PRE 14A (SEC File No. 000-22987), filed with the Securities and Exchange Commission on November 12, 2002.

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PROSPECTUS SUBJECT TO COMPLETION, DATED MARCH 25, 2003 VALENTIS, INC. 3,396,743 SHARES OF COMMON STOCK
TABLE OF CONTENTS
SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.
  ITEM 16. EXHIBITS.
  ITEM 17. UNDERTAKINGS.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX